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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

    We consent to the incorporation by reference in the Registration Statement on Form S-8 of USA Networks, Inc. pertaining to the Ticketmaster Stock Plan (as amended and restated), the Amended and Restated Savoy Pictures
Entertainment, Inc. Stock Option Plan, the Savoy Pictures Entertainment, Inc. 1995 Stock Option Plan, the Home Shopping Network, Inc. 1996 Stock Option Plan for Employees, the Home Shopping Network, Inc. 1996 Stock Option Plan for Outside Directors, the Home Shopping Network, Inc. 1986 Stock Option Plan for Employees, the Home Shopping Network, Inc. 1986 Stock Option Plan for Outside Directors, HSN, Inc. 1997 Stock and Annual Incentive Plan, the HSN, Inc. Retirement Savings Plan, the Ticketmaster Stock Plan, and the Ticketmaster Group, Inc. Stock Option Agreement of our report dated February 3, 2000, with respect to the consolidated financial statements and financial statement schedule of USA Networks, Inc. and our reports dated February 3, 2000, with respect to the consolidated financial statements of Home Shopping Network, Inc. and Subsidiaries and USANi LLC and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

New York, New York
March 1, 2000